                                                                 EXHIBIT 99(a)11


[TAUBMAN LOGO]
TAUBMAN
Board Rejection of Simon Offer
December 11, 2002

TAUBMAN REJECTS SIMON'S UNSOLICITED OFFER
                                                                  [TAUBMAN LOGO]



     o Board unanimously rejects Simon's unsolicited offer as inadequate, opportunistic and clearly not in the best interests of Taubman Centers' shareholders
     o   Hostile offer is not a logical catalyst for sale
     o   Now is not the time to sell
     o   Taubman has a strong track record of performance
     o   Simon offer has no roadmap to completion
     o   Highly conditional offer
     o   Significant waste of corporate assets

TIMELINE OF EVENTS
                                                                  [TAUBMAN LOGO]


       THE TAUBMAN BOARD, WITH THE ADVICE OF FINANCIAL AND LEGAL ADVISORS,
               THOROUGHLY CONSIDERED AND REJECTED SIMON TWO TIMES

     o OCTOBER 16: LETTER David Simon sent unsolicited letter to Robert Taubman; no details, including no price.

     o OCTOBER 21: TELEPHONE CALL Mr. Taubman spoke with Mr. Simon by telephone. Mr. Simon indicated his interest in acquiring the Company, including the possibility for Simon to enter into a joint venture with the Taubman family pursuant to which Simon Property Group would gain effective control of Taubman Centers. Mr. Taubman told Mr. Simon that while he did not believe there was any interest in pursuing a transaction, he would discuss the matter with the Taubman Board. After this conversation, Mr. Taubman contacted each of the Taubman directors individually to inform them of the letter and the conversation.

     o OCTOBER 22: PROPOSAL Letter from Mr. Simon to Mr. Taubman detailed $17.50 per share cash acquisition; Mr. Taubman forwarded letter to Taubman Board.

     o OCTOBER 28: REJECTION OF PROPOSAL Taubman Board met with financial and legal advisors to consider Simon's unsolicited $17.50 per share proposal; Board unanimously decided that Taubman Centers had no interest in pursuing sale transaction and that discussions would not be productive; Board authorized press release in the event of Simon disclosure; Mr. Taubman called Mr. Simon to inform him of the Board's unanimous conclusion and that discussions as to any such transaction would not be productive.

TIMELINE OF EVENTS

Continued
                                                                  [TAUBMAN LOGO]


     o NOVEMBER 6: MEETING At the NAREIT national conference, Mr. Simon reiterated his interest in acquiring Taubman Centers, and Mr. Taubman again informed Mr. Simon that the Taubman Board had met and the Company had no interest in pursuing a sale transaction.

     o NOVEMBER 13: PROPOSAL MADE PUBLIC David Simon sent public "bear hug" letter to Taubman Board regarding identical $17.50 per share cash acquisition proposal.

     o NOVEMBER 13: ANNOUNCEMENT OF REJECTION OF PROPOSAL Taubman Centers publicly announced Taubman Board's rejection of Simon's unsolicited proposal, based on the Board's extensive October 28 consideration of that proposal

     o DECEMBER 5: TENDER OFFER LAUNCHED Simon commenced $18 per share cash tender offer and filed lawsuit in Michigan.

     o DECEMBER 11: REJECTION OF OFFER Taubman Centers announced Taubman Board met to consider Simon's $18 per share offer and, after extensive consultation with financial and legal advisors, unanimously rejected Simon's offer and recommended that Taubman Centers shareholders not tender their shares.

WRONG TIME TO SELL
                                                                  [TAUBMAN LOGO]
     o   Recent development projects have yet to stabilize
         - NOI growth (2002 - 2003) expected to be more than 30% at Dolphin Mall and Wellington Green, and nearly 20% at International Plaza
         - Stony Point Fashion Park (Richmond, Va., opening Sept. 2003) over 80% committed
         -    Mall at Millennia (Orlando) stabilizes in 2003
         -    Willow Bend - Saks opening 2005
     o   New initiatives to reduce frictional vacancy beginning to show results
     o Highly coveted portfolio with significant scarcity value that will only increase over time
     o   No reason to sacrifice upside

UNIQUE PORTFOLIO OF IRREPLACEABLE ASSETS
                                                                  [TAUBMAN LOGO]


     o   Most productive portfolio of regional malls
         - Sales per square foot for mall shops of $456 versus $378 for Simon and an average of $356 for other public mall companies (CBL, MAC, GGP, RSE as of YE2001)
         - Highest average rents among competitors (36% higher than next highest reporting company)
     o   Portfolio of consistently high-quality assets
     o Limited number of upscale mall portfolios due to consolidation trend in sector
         -    Consistent buyer demand
         -    Always command premium cap rates

PERFORMANCE FACTS
                                                                  [TAUBMAN LOGO]



     o   16% FFO per share growth in 2002
         - Highest in the sector and one of the highest expected among all REITs
     o   81% total return over the past five years
         -    Outperformed Morgan Stanley REIT Total Return Index (22%)
         -    Outperformed S&P 500 Total Return Index (4%)
         -    Outperformed Simon Property Group (63%)

PROVEN TRACK RECORD OF OUTPERFORMANCE
                                                                  [TAUBMAN LOGO]

Trailing Five-Year Performance (a)

                       81% TOTAL RETURN OVER PAST 5 YEARS




                                   Taubman     Simon      Wilshire REIT       RMS       S&P 500
Price Appreciation                   24.0%     15.5%          (10.9)%         N/A         N/A
Dividend Return                      41.0%     32.8%            N/A           N/A         N/A
Total Return                         81.6%     63.3%            N/A          21.6%        4.3%
  (with dividends Reinvested)
CAGR                                 12.3%      9.3%           (2.3)%         4.0%        0.9%



                           12-Nov-1997 to 12-Nov-2002


o Source:  FactSet

PROVEN TRACK RECORD OF OUTPERFORMANCE
Historical Total Returns(a)
                                                                  [TAUBMAN LOGO]

Taubman has consistently outperformed Simon and relevant indices

[BAR GRAPH]                        [BAR GRAPH]                       [BAR GRAPH]

[BAR GRAPH]                        [BAR GRAPH]

                                          1-YEAR          2-YEAR         3-YEAR           4-YEAR           5-YEAR
                                          (2001)       (2000-2001)     (1999-2001)      (1998-2001)      (1997-2001)
                                          ------       -----------     -----------      -----------      -----------
TCO                                        46.6%          27.5%          11.3%             11.8%            11.1%
SPG                                        31.8%          22.3%          10.9%              5.7%            10.7%
RMS Total Return Index                     12.9%          19.6%           9.2%              3.2%             6.1%
S&P 500 total Return Index                (11.9%)        (10.5%)         (1.0%)             4.8%             6.3%


  (a) Source:  FactSet, Calendar Year basis
                                                                               9

PROVEN TRACK RECORD OF OUTPERFORMANCE
5-Year stock Price Comparison - Taubman vs. Simon

                                                                  [TAUBMAN LOGO]

                                  [LINE GRAPH]

 Daily from 12-Nov-1997 to 12-Nov-2002 (Day Before Simon's Proposal Made Public)

NO ROADMAP TO COMPLETION
                                                                  [TAUBMAN LOGO]

     - Taubman family and other shareholders, with over 1/3rd total voting power of Company's capital stock, opposed to sale

     - Sale or other extraordinary transaction requires 2/3rds affirmative vote

     -    Offer contingent on questionable litigation

     - Highly conditional offer; significant risk that offer would not be consummated

     - Simon attempting to increase control over key markets where it already dominates; potentially raises serious anti-trust concerns

SIMON WILLING TO MISREPRESENT TO SERVE OWN END
                                                                  [TAUBMAN LOGO]

     - Misleads about Taubman's 1998 restructuring and resulting corporate governance

          -    One share, one unit, one vote - completely democratic

     -    Misrepresents Simon's corporate governance structure

          - Simon family has extraordinary, undemocratic powers - hardwired Board seats, absolute veto right over major transactions (including sale)

          - Simon publicly denied that these powers exist, then acknowledged it made "a mistake" (New York Times, 12/1/02)

          - To date, Simon has not issued a correction and maintains incorrect press release on website

     -    Mischaracterizes Taubman Centers financial performance

     -    Misrepresents David Simon's communication with Robert Taubman

1998 RESTRUCTURING PROCESS
                                                                  [TAUBMAN LOGO]

GOAL: ESTABLISH GOVERNANCE PACKAGE CONSISTENT WITH PUBLICLY-TRADED PEERS

     -    Unanimous approval by independent directors

     -    Extensive process

     -    Retained independent legal and financial advisors

     - Independent directors represented interests of public REIT shareholders

     - Acknowledgement by NYSE that issuance of Series B shares did not require shareholder approval

OWNERSHIP AND VOTING COMPARISON
                                                                  [TAUBMAN LOGO]


                  Pre-1998 Restructuring                                                     Post-1998 Restructuring
(a)                         Ownership            Voting                                          Ownership              Voting
---                         ---------            ------                                          ---------              ------
Taubman Family               18.8%                                     Taubman Family              29.8%                29.8%
Other Unitholders             4.6%                                     Other Unitholders            7.5%                 7.5%
                            -----                                                                 -----                -----
Taubman Family and                                                     Taubman Family and
  Other Unitholders          23.4%                30.8%                  Other Unitholders         37.3%                37.3%
GM Pension Trusts            37.2%                30.8%                GM Pension Trusts              -                    -
  Unitholders                                                            Unitholders
REIT Shareholders            39.4%(b)             38.4%                REIT Shareholders           62.7%(c)             62.7%(c)
                            -----                -----                                            -----                -----
                            100.0%               100.0%                                           100.0%               100.0%

          Indicates voting rights via member seats on the Partnership Committee; Taubman family and other unitholders represented 4 members out of 13, GM Pension Trusts represented 4, and REIT Shareholders represented 5.

          Includes approximately 6.3% ownership held by GM Pension Trusts in REIT shares.

          Includes approximately 9.9% ownership held by GM Pension Trusts in REIT shares.

OWNERSHIP AND VOTING STRUCTURE TODAY
                                                                  [TAUBMAN LOGO]

                 Current Ownership Structure (15-Nov-2002) (a)

                                   [PIE CHART]

Common Shares
   Taubman Family                               0.6%
   Non-Family Directors and Officers            0.3%
   Other-REIT Shareholders                     61.3%

Common Units
   Taubman Family                              30.1%
   Non-Family Unitholders                       7.6%
   Non-Family Directors and Officers            0.2%

                   Current Voting Structure (15-Nov-2002) (a)

                                   [PIE CHART]

Common Shares
   Non-Family Directors and Officers                 0.2%
   Other REIT Shareholders                          60.3%

Series B Preferred
   Taubman Family                                    1.7%
   Proxies                                          31.9%
     Total(b)                                       33.6%
   Non-Family Unitholders                            5.7%
   Non-Family Directors and officers                 0.2%

          Some percentages may not appear to sum correctly due to rounding.

          Includes durable proxies providing Taubman Family with the sole and absolute right to vote, per Schedule 13D filed on November 15th 2002.

GOVERNANCE COMPARISON TODAY (A)
                                                                  [TAUBMAN LOGO]

                                                   Taubman                                          Simon
------------------------------------------------------------------------------------------------------------------------------------
Family Equity Ownership                            >30%                                             approx. 15%

Board of Directors                                 Taubman family can nominate,                     Simon family can appoint four
                                                   but not appoint, four of nine                    of thirteen directors. DeBartolo
                                                   directors                                        family can appoint two directors

Sale or Merger of                                  Taubman family votes pro rata                    Simon family has absolute
REIT (and other                                    with economic ownership                          veto power
extraordinary
transactions)

Vote as a Separate                                 No                                               Yes
Class

          Based on current ownership levels.

BACK TO BUSINESS
                                                                  [TAUBMAN LOGO]


     -    No roadmap to completion

     - Simon's unsolicited offer is a distraction and a waste of both companies' time and resources

     - Board unanimously rejected Simon's offer as inadequate, opportunistic and not in the best interests of shareholders

     -    It's time to get back to business